EXHIBIT 99.1
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PRESS RELEASE
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              COOLSAVINGS REPORTS FIRST QUARTER 2005 FINANCIALS
     Company generates record revenues of $15.3 million, a 91% increase over prior year; First quarter net income reaches $1.0 million


Additional Highlights:

      .     Raises 2005 revenue and operating income guidance

      .     Announces Landmark's plan to exercise warrants for $6.6 million


CHICAGO, IL -- May 3, 2005 -- CoolSavings, Inc. (OTC:BB CSAV), a leading interactive marketing services provider, today reported results for the first quarter ended March 31, 2005. The Company recorded a 91% increase in revenue in the first quarter compared to the same quarter of 2004, driven primarily by the continued success of CoolSavings' Lead Generation Network. Net revenues in the first quarter were $15.3 million compared to $8.0 million in the first quarter of 2004. The Company reported 11.7 million new registering consumers across its network for the quarter, driven primarily by consumer registrations on the Lead Generation Network, which launched late in the first quarter of 2004. Registering consumers are defined as individuals presented with targeted offers from a CoolSavings advertiser while registering on a CoolSavings Marketing Network site. CoolSavings also reported a 35% increase in the number of consumer responses (previously referred to as revenue producing actions or RPAs) across its network during the first quarter, as compared to the same period last year. Net income was $1.0 million in the first quarter of 2005, compared to a net loss of $1.0 million in the same quarter of 2004, a $2.0 million improvement.

The Company's total operating costs and expenses in the first quarter of 2005 rose to $14.1 million from $8.9 million in the first quarter of 2004. The increase was primarily the result of the fees paid to partners related to the increased revenue from the Lead Generation Network in 2005. Income applicable to common stockholders was $0.5 million in the first quarter of 2005, or $0.01 per basic share and $0.00 per diluted share, as compared to a net loss applicable to common stockholders in the first quarter of 2004 of $1.5 million, or $0.04 per basic and diluted share.

Cash flows used in operations for the first quarter of 2005 were $0.1 million. Working capital increased from $0.0 million at December 31, 2004 to $1.5 million at March 31, 2005.

At March 31, 2005, the Company had cash and cash equivalents of $6.9 million, compared to $7.2 million at December 31, 2004. Accounts receivable, net of allowances for doubtful accounts, were $9.7 million at March 31, 2005, compared to $6.7 million at the end of 2004. Current liabilities totaled $15.5 million and $14.1 million at March 31, 2005 and December 31, 2004, respectively.


GROWTH OF THE COOLSAVINGS MARKETING NETWORK

During the first quarter of 2005, CoolSavings continued to build out and scale its distribution network for targeted offers, the CoolSavings Marketing Network. The Company increased the number of partner sites participating in the network by 102% from the end of the fourth quarter of 2004 to the end of the first quarter of 2005. CoolSavings' network partners include leading publishers such as Meredith Publishing, Knight Ridder, The Weather Channel, AOL, iVillage and The Kroger Co.


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"CoolSavings' impressive 91% year-over-year revenue growth is directly attributable to the expansion and success of the CoolSavings Marketing Network," said Matthew Moog, President and CEO of CoolSavings, Inc. "Our focus on delivering a significant volume of high quality leads to our clients has made Lead Generation a successful addition to the CoolSavings Marketing Network for both our clients and distribution partners."

While the CoolSavings Marketing Network grows, CoolSavings continues to invest in four key interactive marketing services that allow advertisers to engage millions of consumers across its network of partner sites: Lead Generation, E-mail, Coupons and Loyalty. These investments have led to a 26% increase in the number of total unique visitors to the CoolSavings' domain, which includes traffic driven by CoolSavings Marketing Network partners during the first quarter of 2005 compared to the fourth quarter of 2004 as reported by comScore Media Metrix. Specifically, comScore Media Metrix reported an average of 13.9 million unique visitors for CoolSavings during the first quarter of 2005 vs. 11.0 million in fourth quarter of 2004.


LEAD GENERATION

In the first quarter of 2005, CoolSavings launched a number of innovative new enhancements related to its Lead Generation service, which enables advertisers to build their customer and prospect databases with high quality, double-opt-in consumers. In January, the Company introduced Soft Offer Scoring, a groundbreaking new proprietary solution that utilizes robust data services from Alliant Cooperative Data Solutions to target soft offers to consumers who have a high propensity to pay. Soft offers, also known as 'bill me' offers, are promotions used by publishers, music clubs and other marketers to provide their product to consumers up front while requiring payment at a later date. CoolSavings also added block group data targeting to ensure advertisers are able to target relevant offers to the right consumers. Finally, in March The Weather Channel Interactive became the Company's first partner to deliver its advertisers' lead generation offers to consumers during the download of an application, Desktop Weather
4.0. This new capability is available in addition to CoolSavings' other lead generation delivery capabilities for network partners, which include making the offers available to consumers during partners' registration processes or through contextual placements throughout partners' sites.


E-MAIL

In the first quarter of 2005, CoolSavings was accepted as a member of Return Path's Bonded Sender<trademark> Program, the industry's leading third-party e-mail certification program. As a TRUSTe-certified Bonded Sender, CoolSavings is placed on the 'white list' of major ISPs to help its e-mail bypass their filters. Through Bonded Sender and CoolSavings' own strict, real-time delivery monitoring system, CoolSavings maintains 97% aggregate inbox delivery for the top four ISPs: Yahoo!, AOL, Hotmail and MSN. According to a March 2005 study by Return Path, on average, 22% of legitimate commercial e-mail was blocked by ISP filters in 2004.*


COUPONS

Dozens of top brand manufacturers utilized CoolSavings' printable and electronic coupon technology and distribution across the CoolSavings Marketing Network in the first quarter of 2005, including Dannon, GlaxoSmithKline, Georgia Pacific, Gorton's, Hormel, Eastman Kodak, Sargento and Campbell's. In addition, CoolSavings' flagship Web property, coolsavings.com, was ranked the #1 Coupon Site on the Internet by comScore Media Metrix for each month during the first quarter, bringing the Company's tenure as the Internet's top coupon provider on the comScore Media Metrix list to 63 consecutive months. CoolSavings' consumer audience represented an average of 61.3% of the total audience for Internet coupons for each month of the first quarter according to comScore Media Metrix.


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LOYALTY

In February, CoolSavings launched a new Web site, FreeStyleRewards.com, in support of its points-based loyalty program, FreeStyle Rewards, which was introduced in late 2004. Previously available only to consumers of coolsavings.com, FreeStyle Rewards allows registering consumers to earn points for their online purchases and redeem them for MasterCard prepaid debit cards, which they can spend at millions of locations across the United States and online. While FreeStyle Rewards experienced strong user growth in the first quarter of 2005, the service is still in its infancy and the Company expects that it will remain a nominal percentage of revenue for the next several quarters.


CLIENT RETENTION

In the first quarter of 2005, CoolSavings recorded a 91% retention rate among the Company's top 100 revenue-producing clients from 2004.
CoolSavings provided marketing services to nearly 450 advertisers during the quarter.


BUSINESS OUTLOOK

The following statements are based on current expectations, are forward-looking and actual results may differ materially. See "Cautionary Note Regarding Forward-Looking Statements" below.

CoolSavings remains focused on its mission to provide best-in-class interactive marketing solutions to its clients and partners that deliver value to consumers, protect their privacy and earn their trust. To achieve this mission, CoolSavings intends to continue to develop third-party network marketing relationships to grow the CoolSavings Marketing Network and distribute offer content to consumers through high quality online partners. The Company will invest in and launch its own media properties, including coolsavings.com, to improve the user experience to increase acquisition, return visitation, transactions and total lifetime value of its registered consumers. CoolSavings plans to enhance its analytics infrastructure by continuing to grow and refine targeting, optimization and predictive modeling capabilities and technologies for advertisers. The Company also plans to continue to improve its inventory management methodology and processes to provide greater yield for its network partners. Lastly, CoolSavings plans to build out its consumer rewards program, FreeStyle Rewards, through its new Web property, FreeStyleRewards.com. The Company plans to take steps to increase its registered consumers and merchant participation and to continue to improve upon the program infrastructure.

CoolSavings has improved its 2005 guidance to project full-year revenues to grow 40-50% as compared to 2004 results. This projected revenue of $53.7 million to $57.6 million is anticipated to result in 2005 operating income between 8% and 12% of revenues.

The Company expects its current liquidity position to meet its anticipated cash needs for working capital and capital expenditures, excluding potential acquisitions that may require large cash outlays, or any accelerated payments that Landmark may require, for the foreseeable future. Landmark has informed the Company that it plans to exercise its warrant for approximately 13.2 million shares of the Company's common stock at an exercise price of $0.50 per share during the second quarter. If this right is exercised in full before July 30, 2005, it would result in gross proceeds to the Company of approximately $6.6 million. After July 30, 2005, the exercise price increases to $0.75 per share. The Company intends to use the proceeds, if any, to repay debt or for working capital of the business. There can be no assurance that Landmark will decide to exercise such warrant or exercise such warrant in full. If Landmark decides to exercise such warrant in part or in full, it would likely have a significant dilutive effect on CoolSavings' common stock.


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"CoolSavings continues to scale the CoolSavings Marketing Network to deliver improvements and innovations across our four key service areas," commented Moog. "We are committed to providing our clients and partners with cutting-edge services and technology to better meet their marketing objectives."

CoolSavings will host a first quarter earnings conference call and simultaneous Web cast today at 11:00 a.m. EST.

To participate on the conference call, please dial the following number 15 minutes prior to start time:

            888.482.0024      --    Domestic
            617.801.9702      --    International
            Confirmation code:      24334973

There will be a live Web broadcast of the conference call. To participate via the Internet, please go to the investor relations section of CoolSavings' Web site at www.coolsavings.com/news 15 minutes prior to the start of the call.

A replay of the conference call will also be available through the investor relations section of CoolSavings' Web site at www.coolsavings.com/news until the next quarter's results.

 *  Return Path, "Email Blocking and Filtering Report", March 2005


ABOUT COOLSAVINGS

CoolSavings is a leading interactive marketing services company for advertisers and publishers. The Company provides superior lead generation, e-mail, coupon and loyalty programs across its extensive network of Web properties and top partner sites. The Company maximizes results using sophisticated targeting, optimization and predictive modeling capabilities. Together these services could enable leaders in the consumer packaged goods, retail and direct marketing industries to reach more than 35 million registering consumers and potentially generate more than 100 million responses in 2005, while delivering valuable content and revenue for the Company's network partners.






























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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements under the caption "Business Outlook" and other statements regarding the Company's expectations, beliefs, hopes, intentions, or strategies. Where possible, these forward-looking statements have been identified by use of words such as "project," "target", "forecast," "anticipate," "intend," "believe," "plan," "will," "expect," and similar expressions but such words are not the exclusive means of identifying these statements. Known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in this press release, may cause the Company's actual results and performance to differ materially from the future results and performance expressed in, or implied by, such forward-looking statements. These risks, uncertainties, and other factors include, without limitation, the Company's ability to secure financing to meet its long-term capital needs; CoolSavings' ability to secure long-term contracts with existing advertisers and Lead Generation Network partners, and attract new advertisers and Lead Generation Network partners; CoolSavings' ability to add new consumers; CoolSavings' successful introduction of new services and features, CoolSavings' ability to compete successfully against current and future competitors, CoolSavings' ability to protect its patents, trademarks and proprietary rights, CoolSavings' ability to continue to attract, assimilate and retain highly skilled personnel, general industry, economic and market conditions and growth rates, the potential for higher actual media costs, and other costs and expenses when compared to estimated costs and projections. For a discussion of these and other risks, uncertainties and factors which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements, see "Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.

The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or otherwise reflect new developments or changed circumstances, unless expressly required by applicable federal securities laws. You should not place undue reliance on any such forward-looking statements.































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                              COOLSAVINGS, INC.
                     CONDENSED STATEMENTS OF OPERATIONS
                                 (Unaudited)
               (in thousands, except share and per share data)



                                                        For the
                                                  Three Months Ended
                                              --------------------------
                                                March 31,     March 31,
                                                  2005          2004
                                               -----------   -----------

Net revenues . . . . . . . . . . . . . . . . . $    15,278   $     7,981

Operating costs and expenses:
  Cost of revenues . . . . . . . . . . . . . .       5,055           662
  Sales and marketing. . . . . . . . . . . . .       5,798         5,393
  Product development                                  935           973
  General and administrative . . . . . . . . .       2,298         1,779
  Lease exit costs                                      23            54
                                               -----------   -----------
Total operating costs and expenses . . . . . .      14,109         8,861
                                               -----------   -----------

Income (loss) from operations. . . . . . . . .       1,169          (880)

Other income (expense):
  Interest and other income. . . . . . . . . .          23             8
  Interest expense . . . . . . . . . . . . . .        (133)         (124)
                                               -----------   -----------
Total other income (expense) . . . . . . . . .        (110)         (116)
                                               -----------   -----------

Income (loss) before income taxes. . . . . . .       1,059          (996)
Income taxes                                           (16)           (2)
                                               -----------   -----------
Net income (loss). . . . . . . . . . . . . . .       1,043          (998)

Cumulative dividend on Series B
  Preferred Stock                                     (547)         (506)
                                               -----------   -----------

Income (loss) applicable to
  common stockholders                          $       496   $    (1,504)
                                               ===========   ===========


Basic and diluted net loss per share . . . . . $      0.01   $     (0.04)

Weighted average shares used in the
  calculation of basic net income
  (loss) per share . . . . . . . . . . . . . .  39,479,795    39,218,799

Diluted net income (loss) per share. . . . . . $      0.00   $     (0.04)

Weighted average shares used in the
  calculation of diluted net income
  (loss) per share . . . . . . . . . . . . . . 244,422,405    39,218,799










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                              COOLSAVINGS, INC.
                          CONDENSED BALANCE SHEETS
                                 (Unaudited)
                               (in thousands)



                                                March 31,   December 31,
                                                  2005          2004
                                               -----------  ------------
ASSETS
Current assets:
  Cash and cash equivalents. . . . . . . . . . $     6,856   $     7,162
  Accounts receivable, net . . . . . . . . . .       9,730         6,681
  Prepaid and other assets . . . . . . . . . .         338           258
                                               -----------   -----------
        Total current assets . . . . . . . . .      16,924        14,101
                                               -----------   -----------

Property and equipment, net. . . . . . . . . .       2,464         2,634

Intangible assets, patents and
  licenses, net. . . . . . . . . . . . . . . .          17            18

Goodwill - TMS . . . . . . . . . . . . . . . .         569           569
                                               -----------   -----------
Total assets . . . . . . . . . . . . . . . . . $    19,974   $    17,322
                                               ===========   ===========


LIABILITIES, CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable . . . . . . . . . . . . . . $       479   $       655
  Accrued expenses and other
    current liabilities. . . . . . . . . . . .       7,772         6,365
  Lease exit cost liability. . . . . . . . . .         187           210
  Deferred revenue . . . . . . . . . . . . . .         313           312
  Senior secured note payable
    due to related party . . . . . . . . . . .       6,701         6,567
                                               -----------   -----------
        Total current liabilities. . . . . . .      15,452        14,109
                                               -----------   -----------
Long-term liabilities:
  Deferred revenue . . . . . . . . . . . . . .         248           260
  Lease exit cost liability. . . . . . . . . .         942           980
  Deferred income tax liability. . . . . . . .          17            13
  Other long-term liabilities. . . . . . . . .       --                4
                                               -----------   -----------
        Total long-term liabilities. . . . . .       1,207         1,257
                                               -----------   -----------

Convertible redeemable cumulative
  Series B Preferred Stock . . . . . . . . . .      27,387        26,850

Convertible redeemable
  Series C Preferred Stock . . . . . . . . . .       1,913         1,950

Total stockholders' deficit. . . . . . . . . .     (25,985)      (26,844)
                                               -----------   -----------
Total liabilities, convertible
  redeemable preferred stock . . . . . . . . . $    19,974   $    17,322
                                               ===========   ===========







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